Filed Pursuant to Rule 433
Registration No. 333-165133
November 8, 2012

PRICING TERM SHEET
(To Preliminary Prospectus Supplement dated November 8, 2012)

Issuer:	Georgia Power Company
Security:	Series 2012D 0.625% Senior Notes due November 15, 2015
Expected Ratings:*	A3/A/A+ (Moody’s/Standard & Poor’s/Fitch)
Size:	$400,000,000
Initial Public Offering Price:	99.929%
Maturity Date:	November 15, 2015
Treasury Benchmark:	0.25% due October 15, 2015
US Treasury Yield:	0.349%
Spread to Treasury:	+30 basis points
Re-offer Yield:	0.649%
Coupon:	0.625%
Make-Whole Call:	T+5 basis points
Interest Payment Dates:	May 15 and November 15 of each year, beginning May 15, 2013
Format:	SEC Registered
Denominations:	$1,000 and any integral multiple thereof
CUSIP/ISIN:	373334 JZ5 / US37334JZ57
Trade Date:	November 8, 2012
Expected Settlement Date:	November 15, 2012 (T+4)
Joint Book-Running Managers:	J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated SunTrust Robinson Humphrey, Inc. Wells Fargo Securities, LLC

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling Georgia Power Company collect at 1-404-506-0791, J.P. Morgan Securities LLC collect at 1-212-834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322, SunTrust Robinson Humphrey, Inc. toll-free at 1-800-685-4786 or Wells Fargo Securities, LLC toll-free at 1-800-326-5897.